Exhibit 10.8

THIRD AMENDMENT
TO
COUNTRYWIDE FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN
Originally Effective August 1, 1993
Amended and Restated Effective March 1, 2000

          Countrywide Financial Corporation, a Delaware corporation (the “Company”) hereby amends the Countrywide Financial Corporation Deferred Compensation Plan (the “Plan”), by action of its Board of Directors, to modify the penalty for in service withdrawals from the Plan.

1.     Section 4.5, “Withdrawal Election” is deleted in its entirety and a new Section 4.5 is hereby inserted in its place as follows:

“Withdrawal Election. A Participant (or, after a Participant’s death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the “Withdrawal Amount”). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant’s Withdrawal Amount shall be his or her Account Balance calculated as it there had occurred a Termination of Employment as of the day of election. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant will be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant’s participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan for one full Plan Year.”

          The Company has caused this Third Amendment to be signed by its duly authorized officer this 16th day of August, 2003.

Countrywide Financial Corporation

By:	/s/ Thomas H. Boone

Thomas H. Boone
Senior Managing Director,
Chief Administrative Officer